Exhibit 99.1

News Release

ACI Worldwide, Inc. Reports Financial

Results for the Quarter and Year Ended December 31, 2011

OPERATING HIGHLIGHTS

•	Full year diluted EPS of $1.34, an increase of 68% over prior year

•	Record sales bookings of $556 million

•	Full year Operating Income and Adjusted EBITDA growth rate of 24% and 21%, respectively, over prior year

•	Full year revenue growth rate of 11%

$ MMs	Quarter Ended			Year Ended
	Quarter ended Dec 31, 2011	Better / (Worse) Quarter ended Dec 31, 2010	Better / (Worse) Quarter ended Dec 31, 2010	Year ended Dec 31, 2011	Better / (Worse) Year ended Dec 31, 2010	Better / (Worse) Year ended Dec 31, 2010

Diluted EPS	$0.70	($0.10)	(13%)	$1.34	$0.54	68%

Revenue	$135.0	($6.2)	(4%)	$465.1	$46.7	11%

Operating Income*	$37.0	($5.8)	(14%)	$66.2	$12.6	24%

Adjusted EBITDA*	$48.6	($3.1)	(6%)	$105.9	$18.1	21%

*	Quarterly results in the table above include $3.2 million of professional fees related to the S1 acquisition. Full year results include $6.7 million of professional fees related to the S1 acquisition. Excluding the impact of these acquisition-related expenses, Operating income and Adjusted EBITDA for the quarter would have been $40.2 million and $51.8 million, respectively and full year operating income and Adjusted EBITDA would have been $72.9 million and $112.6 million, respectively.

(NEW YORK — February 14, 2012) — ACI Worldwide, Inc. (NASDAQ:ACIW), a leading international provider of payment systems, today announced financial results for the period ended December 31, 2011. We will hold a conference call on February 14, 2012, at 8:30 a.m. EST to discuss this information. Interested persons may also access a real-time audio broadcast of the teleconference at www.aciworldwide.com/investors.

“In 2011, ACI continued to prove the high demand for our market leading products across all geographies. We saw solid growth in both revenue and operating income over the prior year and maintained record growth in sales as customers purchased global or multi-country product offerings. Our 60-month backlog of committed and renewable client bookings continues to rise strongly as average deal size expands. Furthermore, we anticipate another good year in 2012, with continued growth in profitability and EBITDA margin,” said Chief Executive Officer Philip Heasley. “Finally, we are excited to have closed the transaction with S1 Corporation which we believe will provide greater growth prospects and expanded customer relationship opportunities.”

FINANCIAL SUMMARY

Sales

Sales bookings in the quarter totaled $171.4 million which was a decrease of $3.4 million, or 2%, as compared to the December 2010 quarter. Noteworthy changes in the mix of sales compared to last year’s quarter included a rise of $44.8 million in add-on sales.

For the full year 2011, sales bookings rose by $31.1 million to total $556.3 million as compared to $525.2 million for the full year 2010. The positive variance was driven by a rise of $15.5 million in new and add-on sales with the remaining $15.7 million of growth due to higher term extensions.

Revenues

Revenue was $135.0 million in the quarter ended December 31, 2011, a decrease of $6.2 million, or 4%, over the prior-year quarter. The change in revenue reflects lower non-recurring implementation services revenues as fewer projects moved out of backlog into current period revenue compared to the prior-year quarter.

Revenue for the full year 2011 was $465.1 million, an increase of $46.7 million, or 11%, over revenues of $418.4 million for the full year 2010. Revenue growth was strong across all revenue categories and geographies.

Backlog

As of December 31, 2011, our estimated 60-month backlog was $1.617 billion, an increase of $62 million as compared to $1.555 billion at December 31, 2010. The increase was primarily attributable to the sales bookings signed during calendar 2011. As of December 31, 2011, our 12-month backlog was $424 million, an increase of $43 million as compared to $381 million for the quarter ended December 31, 2010.

Operating Expenses

Operating expenses were $98.0 million in the December 2011 quarter compared to $98.4 million in the December 2010 quarter, a decrease of $0.4 million, or 0.4%. Excluding $3.2 million of professional fees related to the S1 acquisition, operating expenses decreased $3.6 million, or 4%.

Operating expenses for the year ended December 31, 2011 were $398.9 million, an increase of $34.1 million, or 9%, as compared to $364.8 million for the prior year ended December 31, 2010. Excluding $6.7 million of professional fees related to the S1 acquisition, operating expenses increased $27.4 million, or 8%. Operating expense growth was led primarily by higher sales and marketing expenses and higher research and development expenses.

Operating Income

Operating income was $37.0 million in the December 2011 quarter, a decrease of approximately $5.8 million, or 14%, compared to $42.8 million for the December 2010 quarter as fewer project ‘go-lives’ were recognized in the fourth quarter of 2011 as compared to prior-year fourth quarter. Excluding $3.2 million of professional fees related to the S1 acquisition, operating income decreased $2.6 million, or 6%.

Operating income for the full year 2011 was $66.2 million, an improvement of $12.6 million, or 24%, compared to operating income of $53.6 million for the full year 2010. Excluding $6.7 million of professional fees related to the S1 acquisition, operating income increased $19.3 million, or 36%.

Adjusted EBITDA

Adjusted EBITDA was $48.6 million in the December 2011 quarter as compared to $51.7 million in Adjusted EBITDA in the December 2010 quarter. Excluding $3.2 million of professional fees related to the S1 acquisition, Adjusted EBITDA was essentially flat with the prior year quarter.

Full year 2011 Adjusted EBITDA was $105.9 million, an increase of $18.1 million, or 21%, as compared to $87.8 million for full year 2010. Excluding $6.7 million of professional fees related to the S1 acquisition, Adjusted EBITDA increased $24.8 million, or 28%.

Liquidity

We had $197.1 million in cash on hand at December 31, 2011. Cash on hand increased $17.4 million as compared to September 30, 2011 primarily as a result of strong operating income as well as strong cash collections. As of December 31, 2011, we also had $175.0 million in unused borrowings under the revolving credit facility portion of our credit agreement.

In February 2012, our board of directors approved an increase of $52.1 million to its current stock repurchase authorization, bringing the total authorization to $262.1 million, of which $75 million remains available.

Operating Free Cash Flow

Operating free cash flow (“OFCF”) for the quarter was $30.0 million as compared to $28.0 million for the December 2010 quarter.

OFCF for the full year 2011 was $67.2 million, an increase of $4.4 million over the full year 2010.

Other Expense

Other expense for the quarter was $1.0 million, compared to other expense of $0.4 million in the December 2010 quarter. The increase in other expense versus the prior-year quarter resulted primarily from a $0.6 million negative variance in foreign exchange losses.

Other expense for the full year 2011 was $1.9 million as compared to other expense of $4.9 million for the full year 2010. The improvement was led primarily by a $2.5 million positive variance in foreign exchange losses.

Taxes

Income tax expense in the December 2011 quarter was $12.1 million, or a 34% effective tax rate, compared to $15.3 million, or a 36% effective tax rate, in the prior-year quarter.

Income tax expense for the year ended December 2011 was $18.5 million, or a 29% effective tax rate, as compared to $21.5 million, or a 44% effective tax rate, for the prior year ended December 2010. The year-over-year decrease in the effective tax rate was largely due to a $3.1 million liability release related to our IP transfer and a $2.2 million release of tax reserves in 2011 that did not occur in 2010.

Net Income and Diluted Earnings Per Share

Net income for the quarter ended December 31, 2011 was $23.9 million, compared to net income of $27.1 million during the fourth quarter 2010.

Net income for the year ended December 31, 2011 was $45.9 million, compared to net income of $27.2 million during the same period last year, an increase of $18.7 million, or 69%.

Earnings per share for the quarter and year ended December 2011 was $0.70 and $1.34 per diluted share, respectively, compared to $0.80 earnings per diluted share for the quarter and year ended December 2010. Annual EPS represented a rise of 68% compared to the same period last year. The improvement was largely due to stronger operating income and lower income tax expense.

Weighted Average Shares Outstanding

Total diluted weighted average shares outstanding were 34.2 million for the quarter and year ended December 31, 2011 as compared to 33.7 million shares outstanding for the quarter and 33.9 million shares outstanding for the year ended December 31, 2010.

S1 Transaction

On February 10, 2012, we closed the exchange offer for S1 Corporation for approximately $360 million in cash and 5.9 million shares of our stock resulting in a total purchase price of $569 million, or $10.36 per share.

2012 Guidance

ACI is guiding on three metrics for calendar year 2012. On an organic basis, we currently expect to achieve revenue in a range of $490-$500 million, operating income of $84-$89 million and Adjusted EBITDA of $124-$129 million. Including the incremental impact of the acquisition of S1 Corporation, we expect to achieve revenue in a range of $696-$706 million, operating income of $99-$104 million and Adjusted EBITDA of $165-$170 million. The above guidance excludes approximately $16 million of one-time charges resulting from the transaction.

-End-

About ACI Worldwide

ACI Worldwide powers electronic payments for more than 800 financial institutions, retailers and processors around the world, with its broad and integrated suite of electronic payment software. More than 90 billion times each year, ACI’s solutions process consumer payments. On an average day, ACI software manages more than US$12 trillion in wholesale payments, and for more than 160 organizations worldwide, ACI software helps to protect their customers from financial crime. To learn more about ACI and understand why we are trusted globally, please visit www.aciworldwide.com. You can also find us on www.paymentsinsights.com or on Twitter @ACI_Worldwide.

For more information contact:

Tamar Gerber, Vice President, Investor Relations & Financial Communications

ACI Worldwide

+1 646 348 6706

invrel@aciworldwide.com

Non-GAAP Financial Measures

ACI is presenting operating free cash flow, which is defined as net cash provided (used) by operating activities, less net after-tax payments associated with S1 acquisition costs, net after-tax payments associated with IBM IT outsourcing transition costs, capital expenditures and plus or minus net proceeds from IBM. Operating free cash flow is considered a non-GAAP financial measure as defined by SEC Regulation G. We utilize this non-GAAP financial measure, and believe it is useful to investors, as an indicator of cash flow available for debt repayment and other investing activities, such as capital investments and acquisitions. We utilize operating free cash flow as a further indicator of operating performance and for planning investing activities. Operating free cash flow should be considered in addition to, rather than as a substitute for, net cash provided (used) by operating activities. A limitation of operating free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. This measure also does not exclude mandatory debt service obligations and, therefore, does not represent the residual cash flow available for discretionary expenditures. We believe that operating free cash flow is useful to investors to provide disclosures of our operating results on the same basis as that used by our management. We also believe that this measure can assist investors in comparing our performance to that of other companies on a consistent basis without regard to certain items, which do not directly affect our ongoing cash flow.

Reconciliation of Operating Free Cash Flow	Year Ended December 31,		Quarter Ended December 31,
(millions)	2011	2010	2011	2010
Net cash provided by operating activities	$83.5	$81.3	$31.2	$32.2
Net after-tax payments associated with S1 acquisition costs	3.7	—	3.3	—
Net after-tax payments associated with IBM IT Outsourcing Transition costs	0.9	0.9	0.2	0.2
Less capital expenditures	(19.0)	(13.2)	(3.1)	(2.6)
Less alliance technical enablement expenditures	(1.9)	(6.2)	(1.6)	(1.8)

Operating Free Cash Flow	$67.2	$62.8	$30.0	$28.0

ACI also includes backlog estimates which are all software license fees, maintenance fees and services specified in executed contracts, as well as revenues from assumed contract renewals to the extent that we believe recognition of the related revenue will occur within the corresponding backlog period. We have historically included assumed renewals in backlog estimates based upon automatic renewal provisions in the executed contract and our historic experience with customer renewal rates.

Backlog is considered a non-GAAP financial measure as defined by SEC Regulation G. Our 60-month backlog estimate represents expected revenues from existing customers using the following key assumptions:

•	Maintenance fees are assumed to exist for the duration of the license term for those contracts in which the committed maintenance term is less than the committed license term.

•	License and facilities management arrangements are assumed to renew at the end of their committed term at a rate consistent with our historical experiences.

•	Non-recurring license arrangements are assumed to renew as recurring revenue streams.

•	Foreign currency exchange rates are assumed to remain constant over the 60-month backlog period for those contracts stated in currencies other than the U.S. dollar.

•	Our pricing policies and practices are assumed to remain constant over the 60-month backlog period.

Estimates of future financial results are inherently unreliable. Our backlog estimates require substantial judgment and are based on a number of assumptions as described above. These assumptions may turn out to be inaccurate or wrong, including for reasons outside of management’s control. For example, our customers may attempt to renegotiate or terminate their contracts for a number of reasons, including mergers, changes in their financial condition, or general changes in economic conditions in the customer’s industry or geographic location, or we may experience delays in the development or delivery of products or services specified in customer contracts which may cause the actual renewal rates and amounts to differ from historical experiences. Changes in foreign currency exchange rates may also impact the amount of revenue actually recognized in future periods. Accordingly, there can be no assurance that contracts included in backlog estimates will actually generate the specified revenues or that the actual revenues will be generated within the corresponding 60-month period. Additionally, because backlog estimates are operating metrics, the estimates are not required to be subject to the same level of internal review or controls as a GAAP financial measure.

Backlog should be considered in addition to, rather than as a substitute for, reported revenue and deferred revenue.

ACI also includes Adjusted EBITDA, which is defined as net income plus income tax expense, net interest expense, net other expenses, depreciation, amortization and non-cash compensation. Adjusted EBITDA is considered a non-GAAP financial measure as defined by SEC Regulation G. Adjusted EBITDA should be considered in addition to, rather than as a substitute for, net income.

Adjusted EBITDA	Year Ended December 31,		Quarter Ended December 31,
(millions)	2011	2010	2011	2010
Net income (loss)	$45.9	$27.2	$23.9	$27.1
Plus:
Income tax expense	18.5	21.5	12.1	15.3
Net interest expense	1.1	1.3	0.3	0.3
Net other expense	0.8	3.6	0.7	0.1
Depreciation expense	7.5	6.7	2.0	1.6
Amortization expense	20.8	19.7	5.0	5.0
Non-cash compensation expense	11.3	7.8	4.6	2.3

Adjusted EBITDA	$105.9	$87.8	$48.6	$51.7

The presentation of these non-GAAP financial measures should be considered in addition to our GAAP results and is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Management generally compensates for limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of non-GAAP financial measures only in addition to and in conjunction with results presented in accordance with GAAP. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business.

Forward-Looking Statements

This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. Generally, forward-looking statements do not relate strictly to historical or current facts and may include words or phrases such as “believes,” “will,” “expects,” “anticipates,” “intends,” and words and phrases of similar impact. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements in this press release include, but are not limited to, statements regarding: (i) our expectations related to continued growth of our 60-month committed and renewable client bookings, (ii) our belief that 2012 will be another good year with continued growth in profitability and EBITDA margin, (iii) our belief that we will provide greater growth prospects and expanded customer relationship opportunities with the recent acquisition of S1, (iv) our 12-month and 60-month backlog estimates and assumptions, (v) expectations and assumptions regarding 2012 financial guidance related to revenue, operating income and adjusted EBITDA; and (vi) expectations and assumptions related to other factors impacting our 2012 guidance, including sales and operating free cash flow during 2012, and the incremental impact of the acquired S1 business.

All of the foregoing forward-looking statements are expressly qualified by the risk factors discussed in our filings with the Securities and Exchange Commission. Such factors include but are not limited to, risks related to the global financial crisis and the continuing decline in the global economy; volatility and disruption of the capital and credit markets and adverse changes in the global economy; consolidations and failures in the financial services industry; increased competition; restrictions and other financial covenants in our credit facility; the restatement of our financial statements; the accuracy of management’s backlog estimates; impairment of our goodwill or intangible assets; exposure to unknown tax liabilities; risks from operating internationally; our offshore software development activities; customer reluctance to switch to a new vendor; the performance of our strategic product, BASE24-eps; our strategy to migrate customers to our next generation products; ratable or deferred recognition of certain revenue associated with customer migrations and the maturity of certain of our products; demand for our products; failure to obtain renewals of customer contracts or to obtain such renewals on favorable terms; delay or cancellation of customer projects or inaccurate project completion estimates; business interruptions or failure of our information technology and communication systems; our alliance with International Business Machines Corporation (“IBM”); the complexity of our products and services and the risk that they may contain hidden defects or be subjected to security breaches or viruses; compliance of our products with applicable legislation, governmental regulations and industry standards; our compliance with privacy regulations; the protection of our intellectual property in intellectual property litigation; future acquisitions, strategic partnerships and investments and litigation; the risk that expected synergies, operational efficiencies and cost savings from our recent acquisition of S1 Corporation (“S1”) may not be fully realized or realized within the expected timeframe; the cyclical nature of our revenue and earnings and the accuracy of forecasts due to the concentration of revenue generating activity during the final weeks of each quarter; and volatility in our stock price. For a detailed discussion of these risk factors, parties that are relying on the forward-looking statements should review our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K.

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited and in thousands, except share and per share amounts)

	December 31,	December 31,
	2011	2010
ASSETS
Current assets
Cash and cash equivalents	$197,098	$171,310
Billed receivables, net of allowances of $4,843 and $5,738, respectively	93,355	77,773
Accrued receivables	6,693	9,578
Deferred income taxes, net	25,944	12,317
Prepaid expenses	9,454	13,369
Other current assets	9,320	10,462

Total current assets	341,864	294,809

Property and equipment, net	20,479	18,539
Software, net	22,598	25,366
Goodwill	214,144	203,935
Other intangible assets, net	18,343	20,448
Deferred income taxes, net	13,466	28,143
Other noncurrent assets	33,748	10,289

TOTAL ASSETS	$664,642	$601,529

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$11,532	$15,263
Accrued employee compensation	27,955	26,174
Deferred revenue	132,995	121,936
Income taxes payable	10,427	6,181
Alliance agreement liability	20,667	1,917
Note payable under credit facility	—	75,000
Accrued and other current liabilities	23,481	24,293

Total current liabilities	227,057	270,764

Deferred revenue	32,721	31,045
Note payable under credit facility	75,000	—
Alliance agreement noncurrent liability	—	20,667
Other noncurrent liabilities	12,534	23,430

Total liabilities	347,312	345,906

Commitments and contingencies

Stockholders’ equity
Preferred stock; $0.01 par value; 5,000,000 shares authorized; no shares issued and outstanding at December 31, 2011 and 2010	—	—
Common stock; $0.005 par value; 70,000,000 shares authorized; 40,821,516 shares issued at December 31, 2011 and 2010	204	204
Common stock warrants	24,003	24,003
Treasury stock, at cost, 7,178,427 and 7,548,752 shares outstanding at December 31, 2011 and 2010	(163,411)	(171,676)
Additional paid-in capital	322,654	312,947
Retained earnings	151,141	105,289
Accumulated other comprehensive loss	(17,261)	(15,144)

Total stockholders’ equity	317,330	255,623

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$664,642	$601,529

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited and in thousands, except per share amounts)

	For the Three Months Ended December 31,
	2011	2010
Revenues:
Software license fees	$60,762	$66,039
Maintenance fees	39,164	35,414
Services	21,956	26,745
Software hosting fees	13,155	13,043

Total revenues	135,037	141,241

Expenses:
Cost of software license fees (1)	4,077	3,322
Cost of maintenance, services and hosting fees (1)	27,445	30,981
Research and development	20,781	18,717
Selling and marketing	20,023	19,786
General and administrative	20,191	20,558
Depreciation and amortization	5,477	5,078

Total expenses	97,994	98,442

Operating income	37,043	42,799

Other income (expense):
Interest income	676	230
Interest expense	(1,008)	(514)
Other, net	(714)	(163)

Total other income (expense)	(1,046)	(447)

Income before income taxes	35,997	42,352
Income tax expense	12,106	15,254

Net income	$23,891	$27,098

Earnings per share information
Weighted average shares outstanding
Basic	33,564	33,233
Diluted	34,232	33,722

Earnings per share
Basic	$0.71	$0.82
Diluted	$0.70	$0.80

(1)	The cost of software license fees excludes charges for depreciation but includes amortization of purchased and developed software for resale. The cost of maintenance, services and hosting fees excludes charges for depreciation.

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited and in thousands)

	For the Three Months Ended December 31,
	2011	2010
Cash flows from operating activities:
Net income	$23,891	$27,098
Adjustments to reconcile net income to net cash flows from operating activities
Depreciation	2,012	1,544
Amortization	5,023	5,025
Deferred income taxes	415	9,538
Stock-based compensation expense	4,563	2,335
Excess tax benefit of stock options exercised	(553)	(415)
Other	419	451
Changes in operating assets and liabilities, net of impact of acquisitions:
Billed and accrued receivables, net	(29,977)	(8,449)
Other current and noncurrent assets	(1,269)	2,374
Accounts payable	(305)	5,883
Accrued employee compensation	1,600	(51)
Accrued liabilities	2,327	(2,377)
Current income taxes	12,725	6,695
Deferred revenue	10,625	(13,989)
Other current and noncurrent liabilities	(269)	(3,487)

Net cash flows from operating activities	31,227	32,175

Cash flows from investing activities:
Purchases of property and equipment	(1,358)	(800)
Purchases of software and distribution rights	(1,719)	(1,834)
Alliance technical enablement expenditures	(1,600)	(1,760)

Net cash flows from investing activities	(4,677)	(4,394)

Cash flows from financing activities:
Proceeds from issuance of common stock	305	266
Proceeds from exercises of stock options	1,698	639
Excess tax benefit of stock options exercised	553	(19)
Repurchases of common stock	—	—
Repurchase of restricted stock for tax withholdings	(64)	(45)
Repayment of interim revolving credit facility	(75,000)	—
Proceeds from credit agreement	75,000	—
Payments on debt and capital leases	(550)	(270)
Payment for debt issuance costs	(11,789)	—

Net cash flows from financing activities	(9,847)	571

Effect of exchange rate fluctuations on cash	695	(944)

Net increase in cash and cash equivalents	17,398	27,408
Cash and cash equivalents, beginning of period	179,700	143,902

Cash and cash equivalents, end of period	$197,098	$171,310